Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-4 of Peoples Financial Service Corp. and Subsidiaries (the “Registrant”) of our report dated March 28, 2025, relating to the consolidated financial statements and the effectiveness of the Registrant’s internal control over financial reporting, which appears in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Baker Tilly US, LLP

Allentown, Pennsylvania
July 18, 2025